UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: March 26, 2015 (Date of earliest event reported:  March 26, 2015)

RBC BEARINGS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	333-124824	95-4372080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tribology Center

Oxford, CT 06478

(Address of principal executive offices) (Zip Code)

(203) 267-7001

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

On March 26, 2015, RBC Bearings Incorporated (the “Company”) and its wholly owned subsidiary Roller Bearing Company of America, Inc. (“Roller Bearing”) entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Dover Corporation (Canada) Limited and Dover Engineered Systems, Inc. (the “Sellers”), both of which are wholly owned subsidiaries of Dover Corporation (“Dover”), pursuant to which Roller Bearing will acquire Dover’s Sargent Aerospace and Defense business for $500 million in cash, subject to certain adjustments, in accordance with the Purchase Agreement.

The Purchase Agreement includes customary representations, warranties, covenants and indemnities from the respective parties, including, among others, covenants not to engage in certain kinds of transactions during the period between the execution of the Purchase Agreement and the consummation of the transactions contemplated thereby, a two year non-competition agreement in favor of Roller Bearing and one year non-solicitation of employee covenant. Completion of the transactions contemplated by the Purchase Agreement (the “Closing”) is subject to customary closing conditions for transactions of this type, including, among others: (1) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (2) subject to certain materiality exceptions, the accuracy of the representations and warranties made by the parties in the Purchase Agreement; (3) compliance by the parties in all material respects with their respective obligations under the Purchase Agreement; and (4) the absence of any law or order prohibiting the Closing. The Purchase Agreement also contains customary termination rights for each of Roller Bearing and the Sellers, including if any of the conditions to Closing have not been satisfied by the End Date (as such term is defined in the Purchase Agreement). The Purchase Agreement also provides for indemnification rights with respect to, among other things, breaches of representations, warranties or covenants by either party. The obligations of Roller Bearing under the Purchase Agreement are guaranteed by the Company.

The Company intends to finance the acquisition by using cash available on its balance sheet and under a new $ 350 million revolving credit facility and a new $ 200 million senior term loan A. Roller Bearing and Wells Fargo Securities, LLC and Wells Fargo Bank, N.A. have executed a committed financing letter for the new revolving credit facility and senior term loan A Roller Bearing intends to enter into contemporaneous with the Closing. The Closing is not subject to any financing condition. The Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The brief summary of the material provisions of the Purchase Agreement set forth above is qualified in its entirety by reference to the Purchase Agreement filed as an exhibit hereto.

The Purchase Agreement contains representations and warranties by Roller Bearing and the Sellers as of specific dates. The representations and warranties reflect negotiations between the parties to the Purchase Agreement and are not intended as statements of fact to be relied upon by the Company’s shareholders; in certain cases, merely represent allocation decisions among the parties; may have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Purchase Agreement, which disclosures are not reflected in the Purchase Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders. As such, the representations and warranties are solely for the benefit of the parties to the Purchase Agreement and may be limited or modified by a variety of factors. Accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or as of any other time and you should not rely on them as statements of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01.Regulation FD Disclosure.

On March 26, 2015, the Company issued a news release announcing that it has entered into the Purchase Agreement. The Company will hold a conference call to discuss the acquisition at 2:00 PM, EDT, on Friday March 27, 2015. A copy of the Company’s news release and the conference call presentation are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively.

Item 9.01.Financial Statements and Exhibits.

(a) Not Applicable

(b) Not Applicable

(c) Not Applicable

(d) Exhibits. The following exhibits are being furnished herewith:

(2.1) Equity Purchase Agreement, dated as of March 26, 2015, by and between Roller Bearing Company of America, Inc. as Buyer, RBC Bearings Incorporated as Guarantor and Dover Corporation (Canada) Limited and Dover Engineered Systems, Inc. as Sellers.

(99.1) News Release of RBC Bearings Incorporated, dated March 26, 2015.

(99.2) RBC Bearings Incorporated Presentation of March 27, 2015.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 26, 2015

RBC BEARINGS INCORPORATED

By:	/s/ Thomas J. Williams
Name: Thomas J. Williams
Title: Corporate General Counsel & Secretary

RBC BEARINGS INCORPORATED

FORM 8-K

EXHIBIT INDEX

Exhibit Number	Description
(2.1)	Equity Purchase Agreement, dated as of March 26, 2015, by and between Roller Bearing Company of America, Inc. as Buyer, RBC Bearings Incorporated as Guarantor and Dover Corporation (Canada) Limited and Dover Engineered Systems, Inc. as Sellers
(99.1)	News Release of RBC Bearings Incorporated, dated March 26, 2015.
(99.2)	RBC Bearings Incorporated Presentation of March 27, 2015.

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